AMENDMENT NO. 1
TO
PROMISSORY NOTE, LINE LETTER AGREEMENT AND SECURITY AGREEMENTS

THIS AMENDMENT NO. 1 TO PROMISSORY NOTE, LINE LETTER AGREEMENT AND SECURITY AGREEMENTS (this “Amendment”) is entered into as of April 1, 2014, by and among IM BRANDS, LLC, a Delaware limited liability company (“Borrower”), XCEL BRANDS, INC., a Delaware corporation (“Guarantor”) and BANK HAPOALIM B.M. (“Bank”).

BACKGROUND

Borrower, Guarantor and Bank are parties to a Line Letter Agreement dated as of July 31, 2013 (as amended, restated, supplemented or otherwise modified from time to time, the “Letter Agreement”) pursuant to which Bank made a term loan to Borrower.

On July 31, 2013 Borrower executed a Promissory Note in the original principal amount of $13,000,000 in favor of Bank (as amended, modified, supplemented and restated from time to time, the “Note”) to evidence such term loan.

Guarantor has guaranteed the payment and performance of Borrower’s obligations to Bank under the Note and the Line Letter pursuant to a Guaranty dated as of July 31, 2013 (as amended, modified, supplement and restated from time to time, the “Guaranty”).

To secure Borrower’s and Guarantor’s obligations to Bank, Guarantor pledged to Bank the membership interests held by Guarantor in Borrower pursuant to a Membership Pledge Agreement dated as of July 31, 2013 (as amended, modified, supplemented and restated from time to time, the “Pledge Agreement”).

Guarantor has requested that Bank provide financial accommodations to JR Licensing, LLC, a Delaware limited liability company (“JR Licensing”), a wholly owned subsidiary of Guarantor. In order to induce Bank to provide such financial accommodations Guarantor and Borrower are going to guarantee the obligations of JR Licensing to Bank and agree to amend the Loan Documents on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the financial accommodations to be provided to JR Licensing by Bank, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.            Definitions. All capitalized terms not otherwise defined herein shall have the meanings given to them in the Letter Agreement and the Note, as applicable.

2.            Amendment to Letter Agreement. The Letter Agreement is hereby amended as follows:

(a)	Section 3(a)(i) is amended in its entirety to provide as follows:

“(i)          Annual Financial Statements.  Furnish to Bank within one hundred and twenty (120) days after the close of each fiscal year of Guarantor, a copy of the audited financial statement of Guarantor and its Subsidiaries on a consolidated basis as at the end of such fiscal year and statements of income and of cash flows for such fiscal year, prepared by CohnReznick LLP or other independent certified public accountants of nationally recognized standing reasonably acceptable to the Bank. In addition, no later than the delivery of such audited financial statements, the Borrower shall furnish to Bank the corresponding consolidated balance sheets of Guarantor and each of its Subsidiaries as at the end of such fiscal year and statements of income and of cash flows for such fiscal year.”

(b)	Section 3(a)(ii) is amended in its entirety to provide as follows:

“(ii)         Quarterly Financial Statements. As soon as available and in any event within sixty (60) days after the end of each of the first three quarterly periods of each fiscal year of Guarantor, a copy of internally prepared financial statement of Guarantor and its Subsidiaries on a consolidated basis together with consolidating balance sheets of Guarantor and each of its Subsidiaries as of the end of such quarter and the related statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth commencing with the fiscal quarter ending June 30, 2015 in each case in comparative form the figures as of the end of and for the corresponding period in the previous year (subject to normal year-end audit adjustments).”

(c)	Section 3(a)(iii) is amended in its entirety to provide as follows:

“(iii)        Covenant Compliance Certificate. Simultaneously with the delivery of each set of financial statements referred to in clause (a)(i) and (a)(ii) of this Section 3, provide a covenant compliance certificate of an authorized officer or Manager of Guarantor and Borrower substantially in the form of Exhibit A hereto and otherwise in form and substance satisfactory to the Bank in all respects.”

(d)	Section 3(a)(iv) is amended in its entirety to provide as follows:

“(iv)        Royalty Collections Reports. Borrower shall furnish to the Bank within sixty (60) days after the close of each calendar quarter a copy of its Quarterly Royalty Collections Report showing actual royalties billed and collected in the period covered thereby and setting forth the GMR for such period. For purposes of this Letter Agreement, the term “Quarterly Royalty Collections Report” shall mean a report substantially in the form of Exhibit B hereto and “GMR” shall mean guaranteed minimum royalties.”

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(e)          Sections 4(a), (b), (c) and (d) are amended in its entirety to provide as follows:

“(a)          Minimum Net Worth. Net Worth of Guarantor and its Subsidiaries on a consolidated basis shall not be less than $31,000,000 at the end of any fiscal quarter.

(b)          Minimum Liquid Assets. Liquid Assets of Guarantor and its Subsidiaries on a consolidated basis shall be at least $3,000,000 at all times.

(c)          Fixed Charge Coverage Ratio. The Fixed Charge Ratio of Guarantor and its Subsidiaries on a consolidated basis at the end of each fiscal quarter for the twelve fiscal month period ending on such fiscal quarter shall not be less than 1.20 to 1.00 for the periods ending on or prior to December 31, 2015 and not less than 1.10 to 1.00 for periods commencing on and after April 1, 2016.

(d)          Capital Expenditures. Capital Expenditures of Guarantor and its Subsidiaries on a consolidated basis in any fiscal year shall not exceed $1,300,000.

(e)          Minimum EBITDA.

(i)          EBITDA of Borrower shall not be less than $6,000,000 for the fiscal year ending December 31, 2014, not less than $9,000,000 for the fiscal year ending December 31, 2015, not less than $11,000,000 for the fiscal year ending December 31, 2016 and not less than $12,500,000 for the fiscal year ending December 31, 2017 and each fiscal year end thereafter.

(ii)         EBITDA of Guarantor shall not be less than $5,500,000 for the fiscal year ending December 31, 2014, not less than $7,500,000 for the fiscal year ending December 31, 2015, not less than $11,000,000 for the fiscal year ending on December 31, 2016 and not less than $12,000,000 for fiscal year ending December 31, 2017 and each fiscal year end thereafter.”

(f)	Section 4(i) is amended in its entirety to provide as follows:

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“(i)          Indebtedness. Neither Borrower nor Guarantor shall incur, create, assume, become or be liable in any manner with respect to, or permit to exist, any indebtedness for borrowed money, reimbursement or payment obligations or any obligation evidenced by notes, bonds, debentures or similar instruments other than (a) pursuant to the Loan Documents; (b) indebtedness to Guarantor or any of its Subsidiaries; provided that any such indebtedness to Guarantor or any of its Subsidiaries shall be subordinated to the Liabilities on terms and conditions reasonably satisfactory to the Bank; (c) indebtedness (including, without limitation, capital lease obligations) secured by liens permitted by clause (vii) of Section 4(h) in an aggregate principal amount not to exceed $750,000 at any one time outstanding; (d) indebtedness outstanding on the date hereof and listed on Schedule II hereto and any refinancings, refundings, renewals or extensions thereof (without any increase in the principal amount thereof and any shortening of the maturity of any principal amount thereof) except that Borrower and Guarantor may amend the indebtedness listed on Schedule II to (i) modify the manner, calculations or mechanics by which amounts thereunder are payable in capital stock of Guarantor and (ii) extend the maturity of all or any portion of the indebtedness evidenced thereby; (e) guarantee obligations with respect to the obligations of Guarantor under the Agreement of Lease with Adler Holding III, LLC; (f) unsecured indebtedness not to exceed $500,000 in the aggregate at any time outstanding; (g) indebtedness under Rate Contracts entered in the ordinary course of business in order to mitigate interest rate, currency or similar risks and not for speculative purposes with respect to the Term Loan; (h) guarantee obligations of Guarantor with respect to the obligations of any Subsidiary of Guarantor; (i) guarantee obligations of Borrower with respect to the obligations of JR Licensing, LLC to the Bank; and (j) Borrower may make a loan to Guarantor not to exceed $1,000,000 in connection with a loan made by Guarantor to JR Licensing in such amount which loan shall be repaid within five (5) Business Days of the making of such loan.”

(g)	Section 4(m) is amended in its entirety to provide as follows:

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“(m)          Distributions. Neither Guarantor nor Borrower shall declare or pay any dividends on or make any other distribution with respect to any equity interests, except that: (i) any Subsidiary of Borrower may make such payments to Borrower; (ii) Borrower may make such payments to Guarantor in order to permit Guarantor to make Capital Expenditures and pay Parent Allocable Expenses and other overhead, employment cost and expenses and similar expenses to the extent incurred in connection with the operation of the business of Borrower and the Borrower’s Subsidiaries; provided, however, that (x) such expenses shall not include interest expense of Guarantor, scheduled payments of principal on funded debt of Guarantor or capital expenditures of Guarantor that do not relate to the business of Borrower and Borrower’s Subsidiaries and (y) to the extent Guarantor has any Subsidiary other than Borrower, any such expenses which do not relate exclusively to the business and operations of Borrower and the Borrower’s Subsidiaries or any such other Subsidiary shall be allocated ratably among Borrower and each such other Subsidiary and Borrower shall only make such payments to Guarantor in an amount equal to its ratable share of such expenses and any such expenses which relate directly to the operations of such other Subsidiary shall be paid directly or indirectly by such other Subsidiary (such distributions, the “Expense Distributions”); (iii) Borrower may make such payments to Guarantor in an amount equal to the estimated federal, state and local tax liability of Guarantor resulting from any taxable income (net of all losses, including for prior years to the extent permitted to be deducted) of the Borrower, which such distribution may be made on a quarterly basis not more than five (5) business days prior to the date on which any quarterly estimated tax payment is payable by Guarantor; provided, however, that, upon determination of the actual tax liability of Guarantor with respect to the taxable income of Borrower for any tax year, the next quarterly estimated payment shall be increased or reduced by the difference between the estimated payments made during such tax year and such actual tax liability (such distributions, the “Tax Distributions”); (iv) Borrower may make such payments to Guarantor in amount equal to the franchise and other tax liability (other than for the tax liability covered by clause (iii) above) of Guarantor as respects the business of Borrower and Borrower’s Subsidiaries; (v) subject to compliance with Section 4(n), Borrower may make distributions on or after January 1, 2015, in an amount not to exceed 100% minus the Applicable Recapture Percentage (as such term is defined below) of Excess Cash Flow; (vi) Borrower may make a distribution to Guarantor in an amount not to exceed $1,000,000 in connection with the transactions contemplated by the Acquisition Agreement; and (vii) Borrower may make additional payments to Guarantor not to exceed $500,000 in the aggregate.”

(h)	Section 4(n) is amended in its entirety to provide as follows:

“(n)          Cash Flow Recapture. On and after January 1, 2015, prior to Borrower making any distribution as permitted hereunder other than Expense Distributions and Tax Distributions, Borrower shall prepay the outstanding amount of the Term Loan from Excess Cash Flow for the prior fiscal year in an amount equal to the Applicable Recapture Percentage of such Excess Cash Flow (the “Cash Flow Recapture Requirement”). Such payments received by the Bank in accordance with this provision shall be applied by the Bank to the principal amount of the Term Loan in the reverse order of maturity. As used herein, the term “Applicable Recapture Percentage” shall mean (i) until such time as payments received by Bank as respects the principal amount of the Term Loan and the principal amount of the term loan made to JR Licensing by the Bank equals $1,000,000 in the aggregate (other than a result of scheduled amortization payments), fifty percent (50%) and (ii) at all times thereafter, twenty percent (20%).”

(i)	Section 4(o) is amended in its entirety to provide as follows:

“(o)          Bank Accounts. Guarantor and its Subsidiaries shall, during the term hereof, maintain its primary deposit accounts and operating accounts at the Bank in accordance with the standard account documents of the Bank such that at least 80% of the aggregate amount of cash of such Persons are in deposit accounts at the Bank.”

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(j)	Section 5 is amended as follows:

(i)          The term “Applicable Percentage” is deleted and replaced with the following defined term:

“Applicable Percentage: (a) one percent (1.00%) in the case of a prepayment on or after March 31, 2014 but on or before June 30, 2015 and (b) zero percent (0.00%) on or after July 1, 2015.

(ii)         The term “EBITDA” is deleted and replaced with the following defined terms:

“EBITDA of Borrower” shall mean, for any period for Borrower (without duplication), an amount equal to (a) Net Income (Loss) for Borrower and its Subsidiaries on a consolidated basis for such period before allocation of general administrative and other corporate expenses of Guarantor to Borrower in accordance with Guarantor’s allocation method that is an acceptable methodology with segment reporting, minus, (b) to the extent included in calculating Net Income (Loss) for Borrower , the sum of, without duplication, (i) interest income (whether cash or non-cash) for such period, (ii) income tax credits for such period, (iii) gain from extraordinary or non-recurring items for such period (including, without limitation, non-cash items related to purchase accounting) and (iv) deferred compensation payments (regardless of when accrued), plus (c) the following to the extent deducted in calculating such Net Income (Loss), (i)  interest charges for such period, (ii) the provision for all federal, state, local and foreign taxes payable for such period and the amount of permitted payments in Section 4(o)(iii) deducted in calculating Net Income (Loss), (iii) the amount of depreciation and amortization expense for such period, (iv) the transaction fees, costs and expenses incurred in connection with the negotiation and execution of this Letter Agreement and the other Loan Documents and any amendments hereto and thereto, (v) all other extraordinary or non-recurring non-cash charges (including, without limitation, non-cash items related to purchase accounting), (vi) deferred management salaries (accrued but not paid) and (vii) all non-cash compensation (including without limitation, stock or equity compensation) in such period. “EBITDA of Guarantor” shall mean, for any period for Guarantor and its Subsidiaries on a consolidated basis (without duplication), an amount equal to (a) Net Income (Loss) for Guarantor and its Subsidiaries on a consolidated basis for such period, minus, (b) to the extent included in calculating Net Income (Loss) for Guarantor and its Subsidiaries on a consolidated basis, the sum of, without duplication, (i) interest income (whether cash or non-cash) for such period, (ii) income tax credits for such period, (iii) gain from extraordinary or non-recurring items for such period (including, without limitation, non-cash items related to purchase accounting) and (iv) deferred compensation payments (regardless of when accrued), plus (c) the following to the extent deducted in calculating such Net Income (Loss), (i)  interest charges for such period, (ii) the provision for all federal, state, local and foreign taxes payable for such period and the amount of permitted payments in Section 4(o)(iii) deducted in calculating Net Income (Loss), (iii) the amount of depreciation and amortization expense for such period, (iv) the transaction fees, costs and expenses incurred in connection with the negotiation and execution of this Letter Agreement and the other Loan Documents and any amendments hereto and thereto and in connection with the transactions contemplated by the acquisition of all of the intellectual property assets of Judith Ripka Creations Inc. and Judith Ripka pursuant to the terms of the Asset Purchase Agreement dated as of April 1, 2014 among Guarantor, JR Licensing, Judith Ripka Creations Inc., Judith Ripka Companies, Inc., Judith Ripka Designs, Inc., JSB Marketing Corp. and Judith Ripka (the “Acquisition Agreement”), (v) all other extraordinary or non-recurring non-cash charges (including, without limitation, non-cash items related to purchase accounting), (vi) deferred management salaries (accrued but not paid) and (vii) all non-cash compensation (including without limitation, stock or equity compensation) in such period.

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(iii)        The defined terms “Fixed Charge Coverage Ratio” and “Fixed Charges” is deleted and replaced with the following defined term:

“Fixed Charge Coverage Ratio” shall mean for any period, as respects any Person, the ratio of (a) EBITDA of such Person for such period plus Liquid Assets minus Capital Expenditures of such Person to (b) the Fixed Charges for such period. “Fixed Charges” shall mean for any period, as respects any Person, the sum of (a) the cash interest expense of such Person for such period, (b) the principal amount of total debt of such Person (excluding the Holdback Amount) having a scheduled due date during such period, (c) all Tax Distributions and (d) all other cash distributions or dividends made by such Person.

(iv)        The following defined term is inserted in the appropriate alphabetical order:

“Person” shall mean any individual, partnership, corporation (including a business trust and a public benefit corporation), joint stock company, estate, association, firm, enterprise, trust, limited liability company, unincorporated association, joint venture and any other entity or Governmental Authority.

(v)         Schedule III is replaced with Schedule III to this Amendment.

(vi)        Exhibit B is replaced with Exhibit B to this Amendment.

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3.	Amendment to Note. The Note is hereby amended as follows:

(a)           Section A(1) of the Terms and Conditions is amended to provide as follows:

“(1) Generally. Interest shall be calculated on a daily basis on outstanding balances at the Applicable Rate, divided by 365, on a month consisting of actual days elapsed. During any time that the Applicable Rate would exceed the applicable maximum lawful rate of interest, the Applicable Rate shall automatically be reduced to such maximum rate. Any interest payment made in excess of such maximum rate shall be applied as, and deemed to be, in the Bank's sole discretion, a payment of any of the Liabilities, in such manner as determined by the Bank.”

(b)           The defined term “Liabilities” in Section N of the Terms and Conditions is amended in its entirety to provide as follows:

“Liabilities” (a) any and all of the Debt evidenced by this Note, and any and all other Debt of Borrower to, or held or to be held by, the Bank under the Loan Documents, (b) any and all obligations of any other Party with respect to any of such Debt and (c) any and all Debt under the JR Licensing Guaranty.

(c)           The following defined terms are inserted in the appropriate alphabetical order in Terms and Conditions Section N

JR Licensing: JR Licensing, LLC, a Delaware limited liability company. JR Licensing Guaranty: the guaranty executed by the Borrower in favor of the Bank pursuant to which the Borrower guarantees to the Bank the JR Licensing Liabilities. JR Licensing Liabilities: any and all of the Debt of JR Licensing to, or held or to be held by, the Bank under the JR Licensing Loan Documents. JR Licensing Loan Documents: collectively, all documents executed and delivered in connection with the loans made by the Bank to JR Licensing. Holdback Amount: has the meaning given to such term in the JR Licensing Loan Documents.

(d)           Section D is amended by inserting the following additional Event of Default.

“JR Licensing Default. The occurrence of a default or event of default under the JR Licensing Loan Documents.”

4.          Amendment to Security Agreements. Borrower hereby confirms that the term “Obligations” as used in the Security Agreement, includes, without limitation, the obligations now existing or hereinafter arising under or in respect of the JR Licensing Guaranty and reaffirms and pledges, hypothecates, assigns, transfers and sets over to Bank and grants Bank a continuing security interest in all the Collateral, now owned or at any time hereinafter acquired by Borrower or in which Borrower now or has or at any time in the future may acquires any right, title or interest.

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5.          Amendment to IP Security Agreement. Borrower hereby confirms that the term “Secured Obligations” as used in the IP Security Agreement, includes, without limitation, the obligations now existing or hereinafter arising under or in respect of the JR Licensing Guaranty and reaffirms and pledges, hypothecates, assigns, transfers and sets over to Bank and grants Bank a continuing security interest in all the Collateral, now owned or at any time hereinafter acquired by Borrower or in which Borrower now or has or at any time in the future may acquires any right, title or interest.

6.          Amendment to Guaranty. Guarantor confirms the continuing effect of Guarantor’s guarantee of the Obligations after giving effect to this Amendment and agrees that Section 13(a) of the Guaranty is hereby amended in its entirety to provide as follows:

“(a) furnish to the Bank copies of such Guarantor’s financial statements and such other information relating to such Guarantor’s business, operations, assets, liabilities and condition, financial or otherwise, promptly when, and in such form as, reasonably required or requested by the Bank. Without limiting the foregoing, it shall be deemed reasonable for the Bank to require or request that as soon as available but in any event (i) within one hundred twenty (120) days of the end of each fiscal year of such Guarantor, such Guarantor shall furnish a copy of such Guarantor’s audited financial statements of such Guarantor and its Subsidiaries on a consolidated basis as of the end of the fiscal year, prepared by CohenReznick LLP or other independent certified public accountants of nationally recognized standing acceptable to the Bank and in addition,no later than the delivery of such audited financial statements the corresponding consolidating balance sheets of such Guarantor and its Subsidiaries as at the end of each fiscal year and statements of income and of cash flow for such fiscal year, and (ii) within 60 days of the end of each of the first three fiscal quarters of a Guarantor that is an Entity, such Guarantor shall furnish a copy of its unaudited financial statements prepared on a consolidated and consolidating basis as of the end of the fiscal quarter, certified by its chief executive, operating or financial officer;”

7.          Amendment to Pledge Agreement. Borrower hereby confirms that the term “Secured Obligations” as used in the Pledge Agreement, includes, without limitation, the obligations now existing or hereinafter arising under or in respect of the JR Lisensing Guaranty and reaffirms and pledges, hypothecates, assigns, transfers and sets over to Bank and grants Bank a continuing security interest in all the Collateral, now owned or at any time hereinafter acquired by Borrower or in which Borrower now or has or at any time in the future may acquires any right, title or interest.

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8.           Conditions of Effectiveness. This Amendment shall become effective upon a Lender’s receipt of this Amendment executed by Borrower and Guarantor in form and substance satisfactory to Bank.

9.           Representations and Warranties. Each of Borrower and Guarantor hereby represents and warrants as follows:

(a)          This Amendment and the Loan Documents, as amended hereby, constitute legal, valid and binding obligations of Borrower and Guarantor, to the extent a party thereto and are enforceable against Borrower and Guarantor in accordance with their respective terms, except to the extent that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally or limiting the right of specific performance.

(b)          Upon the effectiveness of this Amendment, each of Borrower and Guarantor hereby reaffirms all covenants, representations and warranties made in the Loan Documents to the extent the same are not amended hereby and agree that all such covenants, representations and warranties shall be deemed to have been remade as of the effective date of this Amendment.

(c)          No Event of Default has occurred and is continuing or would exist after giving effect to this Amendment.

(d)          Neither Borrower nor Guarantor has any defense, counterclaim or offset with respect to the Loan Documents.

10.          Effect on the Loan Documents.

(a)          Upon the effectiveness of this Amendment, each reference to a Loan Document shall mean and be a reference to such Loan Document as amended hereby.

(b)          Except as specifically amended herein, the Loan Documents, shall remain in full force and effect, and are hereby ratified and confirmed.

(c)          The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of Lender, nor constitute a waiver of any provision of any Loan Document.

11.          Governing Law. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns and shall be governed by and construed in accordance with the laws of the State of New York.

12.          Headings. Section headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purpose.

13.         Counterparts; Electronic Transmission. This Amendment may be executed by the parties hereto in one or more counterparts, each of which shall be deemed an original and all of which when taken together shall constitute one and the same agreement. Any signature delivered by a party by facsimile transmission shall be deemed to be an original signature hereto.

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IN WITNESS WHEREOF, this Amendment has been duly executed as of the day and year first written above.

IM BRANDS, LLC
By: Xcel Brands, Inc., its Manager

By:	/s/ James Haran .
Name: James Haran
Title: CFO

XCEL BRANDS, INC.

By:	/s/ Robert D’Loren .
Name: Robert D’Loren
Title: CEO

BANK HAPOALIM B.M.

By:	/s/ Mitchell Barnett
Name: Mitchell Barnett
Title: Senior Vice President, Middle Market Lending

By:	/s/ John Hetsko
Name: John Hetsko
Title: Vice President

SIGNATURE PAGE TO AMENDMENT NO. 1 TO PROMISSORY NOTE, LINE LETTER AGREEMENT, SECURITY AGREEMENTS

Schedule III

to Letter Agreement between Bank Hapoalim B.M. and IM Brands LLC

SUBSIDIARIES

IMNY Retail Management, LLC

IMNY E-Store USA., Inc.

IMNY Store 1, LLC

IMNY Store GA-1, LLC

Exhibit B

to Letter Agreement between Bank Hapoalim B.M. and IM Brands LLC

FORM OF QUARTERLY ROYALTY COLLECTIONS REPORT

[See Attached]